Exhibit 99.1

PRESS RELEASE

CMGI REPORTS FINANCIAL RESULTS FOR SECOND

QUARTER OF FISCAL 2008

WALTHAM, Mass. March 10, 2008 — CMGI, Inc. (NASDAQ: CMGI) today reported financial results for its second quarter of fiscal year 2008, ended January 31, 2008.

Financial Summary

•	Net revenue of $278.0 million, a decrease of 14.4% compared to the second quarter of fiscal 2007
•	Gross margins improved to 14.0% compared with 12.5% in the prior year period
•	Operating income of $8.6 million, a decrease of 23.7% compared to operating income in the period one year ago, primarily due to higher SG&A costs associated with the Company’s planned IT investments
•	Net income of $27.8 million, or $0.58 per share, 22.5% lower than net income in the same period last year
•	Non-GAAP operating income of $15.3 million, a decrease of 21.5% from non-GAAP operating income of $19.5 million in the second quarter of the prior year

Second Quarter Consolidated Financial Results

“We are pleased with the ongoing progress we are making transforming our company into a global supply chain services business,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI. “Of particular note, we remain on track with our goal for completing our Enterprise Resource Planning project, which together with our shared services model will enable our company to run optimally and improve financial performance.”

“Revenue for the second quarter, adjusted for two discontinued programs, was approximately the same as one year ago, due to timing of new business start ups and the effects of the U.S. economy,” added Lawler. “Looking forward, we are cautiously optimistic about our revenue performance for the remainder of the year, as our sales and marketing efforts have resulted in the best pipeline of new business I’ve seen at CMGI. The challenging economic environment requires lower cost supply chains, faster time to market and swifter response to promotions and liquidations to reduce excess inventory. These factors play to the strengths of our business model and are contributing to our growing sales pipeline. Based on the strength of that pipeline, we are maintaining our full year financial guidance.”

CMGI reported net revenue of $278.0 million for the second quarter of fiscal 2008, a 14.4% decrease compared to net revenue of $324.8 million for the same period one year ago. Adjusted for two previously announced discontinued programs, net revenue of $278.0 million would have compared with net revenue of $279.0 million in the prior year period on the same basis. As a percentage of revenue, gross margin improved to 14.0% for the second quarter of 2008, from 12.5% in the second quarter of fiscal 2007. The improvement in gross margin was attributed to work mix and continuous improvement initiatives.

Selling, General and Administrative expense (SG&A), including restructuring and amortization of stock compensation for the second quarter of 2008 was $30.3 million compared to $29.3 million in the second quarter of the prior period. The increase in SG&A was primarily due to planned investment in the Company’s new ERP system.

Operating income was $8.6 million for the second quarter of fiscal 2008, 23.7% lower than $11.3 million for the prior year period. Compared with the prior year period, the lower operating income for the second quarter of 2008 was primarily due to higher selling, general and administrative costs related to the implementation of the new ERP system.

Net income for the second quarter of 2008 was $27.8 million, or $0.58 diluted earnings per share, compared to net income of $35.9 million, or $0.74 diluted earnings per share, for the same period in the prior fiscal year. The Company’s per share data for prior year periods has been adjusted to reflect the 1-for-10 reverse stock split of the Company’s common stock, effective October 31, 2007. Net income for the second quarter of fiscal 2008 includes an $18.5 million gain primarily from its venture capital business, @Ventures. This gain includes a $12.9 million gain from the acquisition of The Generations Network by a third party. Net income from the second quarter of 2007 included a gain of $28.7 million from the acquisition by a third party of Avamar Technologies, a company in which @Ventures held an investment.

Excluding net charges related to depreciation, restructuring and amortization of intangibles and stock-based compensation, non-GAAP operating income was $15.3 million for the second quarter of fiscal 2008, compared with non-GAAP operating income of $19.5 million for the same period in fiscal 2007.

As of January 31, 2008, CMGI had working capital of approximately $320.4 million compared with $319.4 million at January 31, 2007. Included in working capital as of January 31, 2008 were cash, cash equivalents and marketable securities totaling $265.2 million compared to $275.0 million at January 31, 2007.

“Our balance sheet remains extremely strong,” said Steven G. Crane, CMGI’s Chief Financial Officer. “During the second quarter, cash from operations was $20.3 million and @Ventures contributed $17.7 million from proceeds of liquidity events. Notably, we added to our cash balance from the first quarter of fiscal 2008 while making our planned investments in our operations, continuing our stock repurchase program and paying down our working capital line.”

Subsequent to the quarter, CMGI announced that it had entered into an agreement to acquire Open Channel Solutions, Inc. (“OCS”), a leading global provider of entitlement and e-business management solutions. OCS extends ModusLink’s e-commerce capabilities for digital content distribution and enables the Company to offer efficient post-sale electronic delivery of digital content such as software downloads, electronic configuration and downloads of other audio, video and data content for technology devices. The transaction is subject to customary closing conditions and is expected to be completed in March 2008.

“The acquisition of OCS represents our second recent acquisition and is consistent with our strategy to add capabilities and services that strengthen the value proposition of our supply chain offering,” said Lawler. “Looking forward, we continue to consider acquisitions that build upon our core business and contribute to our future financial performance.”

Outlook

The Company continues to expect revenue of $1.10 billion to $1.15 billion and operating income, before any restructuring expenses, to be approximately 2.0% to 2.5% of revenue in fiscal 2008. Restructuring expenses for fiscal 2008 are expected to be $5 million to $8 million.

Stock Repurchase Program Update

During the second quarter of 2008, the Company repurchased approximately 507,000 shares for aggregate consideration of $6.0 million. These purchases were made in open market transactions under the Company’s stock repurchase program which was announced on September 25, 2007 and pursuant to which the Company has authorized the repurchase of up to $50 million of common stock over an 18-month period. Through the end of the second quarter, the Company had repurchased approximately 1,075, 000 shares for aggregate consideration of $14.0 million.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2008 second quarter results at 5:00 PM EDT on March 10, 2008. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) ("non-GAAP operating income/(loss)") provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, expected revenues, gross margins to be achieved and restructuring charges to be incurred in fiscal 2008, the further execution of CMGI’s strategic business plan and impact of that plan, prospects for growth, projected revenue from new business engagements, the strength of the Company’s sales momentum and pipeline, the expected impact of strategic initiatives and financial performance, the expected benefits of the OCS transaction and the expansion of capabilities expected to occur as a result of the transaction. All statements other than statements of historical fact, including without limitation, those with respect to CMGI's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI's success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector; demand for our clients’ products; CMGI's management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI's cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI's financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; the completion of the OCS transaction is subject to the satisfaction of closing conditions and events may occur which cause the transaction not to be completed; risks inherent with conducting international operations; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI's future results of operations and financial results, please refer to CMGI's filings with the Securities and Exchange Commission, including CMGI's most recent Annual Report on Form 10-K. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Steven G. Crane

Chief Financial Officer

781-663-5012

ir@cmgi.com

Media

Bob Joyce

Financial Dynamics

617-747-3620

bob.joyce@fd.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2008	January 31, 2007
Assets:
Cash and cash equivalents	$264,484	$159,049
Available-for-sale securities	731	1,000
Short-term investments	—	115,000
Trade accounts receivable, net	191,392	196,406
Inventories, net	64,691	85,453
Prepaid and other current assets	11,852	11,238
Current assets of discontinued operations	43	—

Total current assets	533,193	568,146

Property and equipment, net	60,967	50,915
Investments in affiliates	35,029	27,214
Goodwill	178,124	179,314
Other intangible assets, net	10,237	14,128
Other assets	7,212	3,017

	$824,762	$842,734

Liabilities:
Current portion of capital lease obligations	$517	$444
Accounts payable	155,154	180,600
Current portion of accrued restructuring	5,304	6,047
Accrued income taxes	3,088	7,035
Accrued expenses	43,337	48,712
Other current liabilities	2,771	3,077
Current liabilities of discontinued operations	2,644	2,878

Total current liabilities	212,815	248,793

Revolving line of credit	—	24,786
Long-term portion of accrued restructuring	4,401	5,511
Long-term portion of capital leases obligations	62	527
Other long-term liabilities	21,173	13,775
Non-current liabilities of discontinued operations	1,300	2,856

	26,936	47,455
Stockholders’ equity	585,011	546,486

	$824,762	$842,734

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended January 31,			Six months ended January 31,
	2008	2007	Change	2008	2007	Change
Net revenue	$277,972	$324,752	(14.4%)	$552,712	$608,388	(9.2%)
Cost of revenue	239,063	284,219	(15.9%)	474,739	537,812	(11.7%)

Gross profit	38,909	40,533	(4.0%)	77,973	70,576	10.5%

	14.0%	12.5%		14.1%	11.6%

Operating expenses:
Selling	4,410	3,320	32.8%	8,295	7,085	17.1%
General and administrative	24,407	22,356	9.2%	48,062	42,562	12.9%
Amortization of intangibles assets	746	1,206	(38.1%)	1,508	2,412	(37.5%)
Restructuring, net	745	2,382	(68.7%)	2,368	2,195	7.9%

Total operating expenses	30,308	29,264	3.6%	60,233	54,254	11.0%

Operating income	8,601	11,269	(23.7%)	17,740	16,322	8.7%

Other income (expenses):
Interest income	2,677	2,652	0.9%	5,665	4,844	16.9%
Interest expense	(472)	(637)	(25.9%)	(1,086)	(1,241)	(12.5%)
Other gains, net	18,528	28,030	(33.9%)	18,163	28,952	(37.3%)
Equity in income of affiliates, net	632	398	58.8%	863	1,134	(23.9%)

Total other income	21,365	30,443	(29.8%)	23,605	33,689	(29.9%)

Income from continuing operations before income taxes	29,966	41,712	(28.2%)	41,345	50,011	(17.3%)
Income tax expense	2,077	5,727	(63.7%)	4,216	4,287	(1.7%)

Income from continuing operations	27,889	35,985	(22.5%)	37,129	45,724	(18.8%)

Discontinued operations, net of income taxes:
(Loss) income from discontinued operations	(86)	(112)	(23.2%)	(716)	476	(250.4%)

Net Income	$27,803	$35,873	(22.5%)	$36,413	$46,200	(21.2%)

Basic and diluted earnings (loss) per share:
Earnings from continuing operations	$0.58	$0.74	(21.6%)	$0.78	$0.95	(17.9%)
(Loss) income from discontinued operations	(0.00)	(0.00)	0.0%	(0.02)	0.00	(100.0%)

Net earnings	$0.58	$0.74	(21.6%)	$0.76	$0.95	(20.0%)

Shares used in computing basic earnings (loss) per share	48,005	48,462		47,556	48,448

Shares used in computing diluted earnings (loss) per share	48,107	48,668		47,724	48,595

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	January 31, 2008	January 31, 2007	January 31, 2008	January 31, 2007
Net revenue:
Americas	$92,592	$121,292	$176,775	$227,457
Asia	84,383	77,116	171,095	143,563
Europe	100,997	126,344	204,842	237,368

	$277,972	$324,752	$552,712	$608,388

Operating income (loss):
Americas	$4,992	$7,370	$8,208	$12,816
Asia	10,161	10,779	23,177	17,752
Europe	(1,746)	(1,913)	(3,927)	(5,340)

	13,407	16,236	27,458	25,228
Other	(4,806)	(4,967)	(9,718)	(8,906)

	$8,601	$11,269	$17,740	$16,322

Non-GAAP operating income (loss):
Americas	$7,385	$10,598	$13,741	$17,368
Asia	11,958	12,721	27,300	21,528
Europe	(43)	498	(608)	(1,583)

	19,300	23,817	40,433	37,313
Other	(3,973)	(4,286)	(8,054)	(7,537)

	$15,327	$19,531	$32,379	$29,776

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME

NON-GAAP Operating income	$15,327	$19,531	$32,379	$29,776

Adjustments:
Depreciation	(3,746)	(3,442)	(7,897)	(6,345)
Amortization of intangible assets	(746)	(1,206)	(1,508)	(2,412)
Stock-based compensation	(1,489)	(1,232)	(2,866)	(2,502)
Restructuring, net	(745)	(2,382)	(2,368)	(2,195)

GAAP Operating income	$8,601	$11,269	$17,740	$16,322

Other income, net	21,365	30,443	23,605	33,689
Income tax expense	2,077	5,727	4,216	4,287
(Loss) income from discontinued operations	(86)	(112)	(716)	476

Net income	$27,803	$35,873	$36,413	$46,200

TABLE RECONCILING ADJUSTED REVENUE GROWTH
Revenue (GAAP)	$277,972	$324,752
Less revenue from two previously announced discontinued programs	—	(45,709)

Adjusted Revenue	$277,972	$279,043

Q2 Fiscal 2008 vs. Q2 Fiscal 2007
GAAP change in revenue	(14.4%)
Adjusted change in revenue	(0.4%)